Exhibit 99.2

FENNEC PHARMACEUTICALS ANNOUNCES PRICING OF OFFERING OF COMMON SHARES

Research Triangle Park, NC, November 13, 2025 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC) (TSX:FRX) (“Fennec” or the “Company”), a specialty pharmaceutical company, today announced the pricing of its underwritten registered public offering of 4,666,667 common shares at a public offering price of $7.50 per share. In addition, Fennec has granted the underwriters a 30-day option to purchase up to an additional 700,000 common shares on the same terms and conditions. Fennec anticipates the total gross proceeds from the offering (before deducting the underwriting discounts and offering expenses) will be approximately $35,000,000, excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on November 17, 2025, subject to customary closing conditions.

Fennec intends to use the net proceeds of the offering to repurchase and redeem certain indebtedness and the remaining net proceeds, if any, for working capital and general corporate purposes.

Piper Sandler & Co. and Craig-Hallum Capital Group LLC are acting as the joint book-running managers for the offering. H.C. Wainwright & Co. is acting as lead manager and Stephens Inc. is acting as co-manager for the offering.

The common shares are being offered by the Company pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when filed with the SEC, may also be obtained from Piper Sandler & Co., Attention: Prospectus Department, 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401, by telephone at (800) 747-3924 or by email at prospectus@psc.com and Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 323 North Washington Ave., Minneapolis, MN 55401, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy common shares, nor shall there be any sale of common shares, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The common shares in the offering will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada. Fennec is relying upon the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as Nasdaq.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK® received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, will commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI® is now commercially available in the U.K. and Germany.

PEDMARK® has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI® has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. Further, Fennec has patents providing protection for PEDMARK® until 2039 in both the U.S. and internationally.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, among other things, statements regarding the Company’s expectations on the timing, size and completion of the offering. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company’s ability to obtain necessary capital when needed on acceptable terms or at all, and other risks detailed from time to time in the Company’s filings with the SEC including its Annual Report on Form 10-K for the year ended December 31, 2024. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK®, PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2025 Fennec Pharmaceuticals Inc. All rights reserved

For further information, please contact:

Investors:

Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:

Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com